Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS THIRD QUARTER 2012 RESULTS

•	Revenues for the quarter increased 1% to $1,423 million, up 5% in constant currency

•	Adjusted EBITDA for the quarter grew 4% to $424 million, up 7% in constant currency

•	Net income for the quarter increased to $106 million from $103 million in 2011

•	Adjusted Net Income for the quarter increased to $200 million from $181 million in 2011

New York, USA – October 22, 2012 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers buy and watch, today announced financial results for the third quarter and nine months ended September 30, 2012.

“Nielsen had solid performance in the third quarter, with healthy growth in recurring revenue and margin expansion,” said David Calhoun, Chief Executive Officer of Nielsen. “Our resilience given today’s economic environment demonstrates the value we deliver to clients, and we will continue to invest to support their global business priorities.”

Third Quarter 2012 Operating Results

Revenues for the third quarter increased 1% to $1,423 million, or 5% on a constant currency basis compared to the third quarter of 2011. Our revenue performance was driven by a 1% decrease within our Buy segment (4% increase on a constant currency basis), a 4% increase within our Watch segment (5% on a constant currency basis) and a 5% increase in our Expositions segment (5% on a constant currency basis). Global growth in Information services was driven by increased client investment in retail measurement, including the impact of additional coverage in the U.S. market. Our Insights services declined due to lower spending by clients globally.

Adjusted EBITDA for the third quarter increased 4% to $424 million, or 7% on a constant currency basis compared to the third quarter of 2011. We continue to see the benefits of productivity efforts while strategically reinvesting in growth initiatives.

Net income for the third quarter increased to $106 million compared to $103 million in the third quarter of 2011. Net income per share, on a diluted basis, was $0.29 compared to $0.28 in the third quarter of 2011.

Adjusted Net Income for the third quarter increased to $200 million compared to $181 million in the third quarter of 2011. Adjusted Net Income per share was $0.53 compared to $0.48 in the third quarter of 2011.

Nine Months Ended September 2012 Operating Results

Revenues for the first nine months of 2012 increased 1% to $4,148 million, or 4% on a constant currency basis compared to the first nine months of 2011. Revenues within our Buy segment decreased 1% (4% increase on a constant currency basis), revenues within our Watch segment increased 3% (4% on a constant currency basis) and revenues within our Expositions segment increased 5% (5% on a constant currency basis).

Adjusted EBITDA for the first nine months of 2012 increased 3% to $1,145 million, or 6% on a constant currency basis compared to the first nine months of 2011.

Net income for the first nine months of 2012 was $234 million compared to a net loss of $9 million for the first nine months of 2011. The 2011 results included charges of $206 million, net of tax, associated with the IPO. Net income per share, on a diluted basis, was $0.64 compared to a net loss per share of $0.03 in the first nine months of 2011.

Adjusted Net Income for the first nine months of 2012 increased to $470 million compared to $400 million in the first nine months of 2011. Adjusted Net Income per share was $1.25 compared to $1.10 in the first nine months of 2011.

Financial Position

As of September 30, 2012, cash balances were $325 million and gross debt was $6,392 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt (gross debt less cash and cash equivalents) was $6,067 million and our net debt leverage ratio was 3.8x at the end of the quarter. Capital expenditures were $225 million for the first nine months of 2012 as compared to $213 million for the first nine months of 2011.

In October 2012, we issued $800 million in aggregate principal amount of 4.50% Senior Notes due 2020 at par with cash proceeds of approximately $788 million, net of fees and expenses. Further in October 2012, we redeemed all of our 11.50% Senior Notes due 2016 and prepaid our 8.50% Senior Secured Term Loan due 2017. The redemption and prepayment transactions will result in a pre-tax charge of approximately $115 million in the fourth quarter of 2012.

Conference Call and Webcast

Nielsen will hold a conference call to discuss third quarter results at 8:30 a.m. U.S. Eastern Time (ET) on October 22, 2012. The audio and slides for the call can be accessed live by webcast at http://ir.nielsen.com or by dialing 1-866-652-5200. Callers outside the U.S. and Canada can dial +1-412-317-6060. The passcode for the call is “Nielsen.” An archive will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations—(Three and Nine Months Ended September 30, 2012 and 2011)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Revenues	$1,423	$1,413	$4,148	$4,111

Cost of revenues	565	554	1,694	1,673
Selling, general and administrative expenses	444	460	1,338	1,453
Depreciation and amortization	130	125	388	396
Restructuring charges	3	9	56	55

Operating income	281	265	672	534

Interest income	1	2	3	5
Interest expense	(106)	(114)	(319)	(368)
Loss on derivative instruments	—	—	—	(1)
Foreign currency exchange transaction gains/(losses), net	1	(4)	(12)	(7)
Other (expense)/income, net	(1)	—	3	(221)

Income/(loss) from continuing operations before income taxes and equity in net income of affiliates	176	149	347	(58)
(Provision)/benefit for income taxes	(69)	(44)	(114)	51
Equity in net income of affiliates	(1)	(2)	1	(1)

Income/(loss) from continuing operations	106	103	234	(8)
Loss from discontinued operations, net of tax	—	—	—	(1)

Net income/(loss)	106	103	234	(9)
Net income attributable to noncontrolling interests	1	1	—	2

Net income/(loss) attributable to Nielsen stockholders	$105	$102	$234	$(11)

Net income/(loss) per share of common stock, basic
Income/(loss) from continuing operations	$0.29	$0.28	$0.65	$(0.03)
Net income/(loss) attributable to Nielsen stockholders	$0.29	$0.28	$0.65	$(0.03)
Net income/(loss) per share of common stock, diluted
Income/(loss) from continuing operations	$0.29	$0.28	$0.64	$(0.03)
Net income/(loss) attributable to Nielsen stockholders	$0.29	$0.28	$0.64	$(0.03)
Weighted-average shares of common stock outstanding, basic	362,016,373	359,381,233	361,477,554	349,910,371
Dilutive shares of common stock	4,205,147	5,090,571	4,511,519	—
Weighted-average shares of common stock outstanding, diluted	366,221,520	364,471,804	365,989,073	349,910,371

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and nine months ended September 30, 2012 and 2011, respectively:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Net income/(loss)	$106	$103	$234	$(9)
Loss from discontinued operations, net of tax	—	—	—	1
Interest expense, net	105	112	316	363
Provision/(benefit) for income taxes	69	44	114	(51)
Depreciation and amortization	130	125	388	396

EBITDA	410	384	1,052	700
Equity in net loss/(income) of affiliates	1	2	(1)	1
Other non-operating expense, net	—	4	9	229
Restructuring charges	3	9	56	55
Stock-based compensation expense	10	8	24	18
Other items(a)	—	1	5	111

Adjusted EBITDA	424	408	1,145	1,114
Interest expense, net	(105)	(112)	(316)	(363)
Depreciation and amortization	(130)	(125)	(388)	(396)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	41	41	123	140
Cash paid for income taxes	(26)	(29)	(88)	(92)
Stock-based compensation expense	(10)	(8)	(24)	(18)
Interest expense attributable to mandatory convertible bonds	6	6	18	15

Adjusted net income	$200	$181	$470	$400

Adjusted net income per share of common stock, diluted	$0.53	$0.48	$1.25	$1.10

Weighted-average shares of common stock outstanding, basic	362,016,373	359,381,233	361,477,554	349,910,371
Dilutive shares of common stock from stock compensation plans	4,205,147	5,090,571	4,511,519	5,020,344
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	10,416,700	10,416,700	9,233,851

Weighted-average shares of common stock outstanding, diluted	376,638,220	374,888,504	376,405,773	364,164,566

(a)	Other items primarily consist of Sponsor Advisory Fees (including termination payments of $102 million for the nine months ended September 30, 2011), costs related to public offerings and other transaction-related costs.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of September 30, 2012 is as follows:

(IN MILLIONS)
Total indebtedness as of September 30, 2012	$6,680
Less: mandatory convertible subordinated bonds due 2013	288

Gross debt as of September 30, 2012	6,392
Less: cash and cash equivalents as of September 30, 2012	325

Net debt as of September 30, 2012	$6,067
Adjusted EBITDA for the year ended December 31, 2011	$1,546
Less: Adjusted EBITDA for the nine months ended September 30, 2011	1,114
Add: Adjusted EBITDA for the nine months ended September 30, 2012	1,145

Adjusted EBITDA for the twelve months ended September 30, 2012	$1,577
Net debt leverage ratio as of September 30, 2012	3.8x